Exhibit 99.1


July 3, 2007

                           Press Release

KENTUCKY BANCSHARES, INC. REPORTS EARNINGS FOR SECOND QUARTER OF 2007

Paris, Kentucky - Kentucky Bancshares, Inc., parent company of Kentucky Bank, reported a 12% increase in earnings for the second quarter of 2007. The Company earned $1,918,000 for the quarter ended June 30, compared to $1,716,000 for the same period last year. Fully diluted earnings per share for the same period rose from 64 cents to 67 cents.

Year to date earnings were $3,480,000, or $1.21 per share assuming dilution. For the same period last year earnings were $3,009,000, or $1.12 per share assuming dilution.


Kentucky Bank ranks 13th in size among the 198 banks headquartered in the state. Kentucky Bank is headquartered in Paris and also has offices in Cynthiana, Georgetown, Morehead, Nicholasville, North
Middletown, Sandy Hook, Versailles, Wilmore and Winchester.


Contact:  Gregory J. Dawson
          Chief Financial Officer
          859-987-1795